Sino Gas Second Quarter and First Half of 2010 Earnings Conference Call

Mr. Yu-gang Zhang, Chief Financial Officer
Ms. Chun-ying Chai – IR officer

Ms. Chun-ying Chai: Introduction and Safe Harbor

Good morning everyone and welcome to Sino Gas’ earnings conference call for the second quarter and first half of 2010.  I am Chun-ying Chai, IR officer of Sino Gas International Holdings.
With us today are the company’s Chief Financial Officer, Mr. Yu-gang Zhang.

Before I turn the call over to Mr. Zhang, may I remind our listeners that in this call, management’s prepared remarks contain forward-looking statements, which are subject to risks and uncertainties, and management may make additional forward-looking statements in response to your questions.

Therefore, the Company claims the protection of the safe harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ from those discussed today, and therefore we refer you to a more detailed discussion of the risks and uncertainties in the Company’s filings with the Securities & Exchange Commission.

In addition, any projections as to the Company’s future performance represent management’s estimates as of today, Aug 16, 2010.  Sino Gas assumes no obligation to update these projections in the future as market conditions change.

For those of you unable to listen to the entire call at this time, a replay will be available for 14 days. Please find the access information for replays in our press release announcing this earnings conference call. The press release can be found at our corporate website, www.sino-gas.com.

And now it’s my pleasure to turn the call over to Sino Gas’ CFO, Mr. Zhang for opening remarks and detailed presentations of our latest operations and financial results.

Mr. Yugang Zhang:

Thank you Ms. Chai

Good morning ladies and gentlemen and welcome to Sino Gas’ second quarter and first half of 2010 earnings results conference call.

During the first half of this year, we connected 35.56% more new households than the same period of 2009.  Gas sales to residential users continued to increase during this period.  However, due to unpredictable factors, gas sales to industrial users decreased compared with the same period of last year.  The operating income for the six months ended June 30, 2010 significantly increased by 62.66%, compared to the same period of 2009.  We are glad to see that we achieved better operating results, not only by the increase of connection fees, which have a higher gross margin, but also by the improvement of gross margin from both connection fee revenue and gas sales.

Now we will discuss in details about the 2nd quarter and 1st half of this year financial results.

The total revenues for the three months ended June 30, 2010 were $5,916,218, compared to $7,331,620 for the same period of last year, a decrease of 19.31%.

Gas sales in the second quarter of 2010 were $3.83 million, a decrease of 12.94% from $4.40 million in the second quarter of 2009, accounted for 65% of our revenues in the quarter. Gas sales to residential users continued to grow. However, that increase could not offset the decrease of sales to industrial users during this quarter.  There were adjustments of production lines in two of our industrials users, which caused the reduction of gas consumption in those two industrial users.

Connection fees were $2.08 million, a decrease of 28.88% from $2.93 million in the second quarter of 2009, accounted for 35% of our revenues. Connection fees were mainly generated from the development of new residential users. We connected 6,490 new households in the second quarter of 2010, compared to 7,218 new households connected in the second quarter of 2009. The decrease was caused by the lower average connection fee per unit and the decrease of number of connections.

                We connected 10% less residential households during the second quarter of 2010 compared to the same period of last year.

                Average connection fee per unit is lower in this quarter compared with the same period of last year. In the second quarter of 2009, we developed certain residential projects with higher connection fees per unit.

Gross profit for the three months ended June 30, 2010 increased 24.13%, to $1.91 million from $1.54 million in the second quarter of 2009. The overall increase in gross profit was primarily driven by the improvement of gross margin from both connection fee revenue and gas sales.

Gross margin in the second quarter of 2010 was 32.21%, compared to 20.94% in the second quarter of 2009.

We achieved higher gross margin by improving both cost of connections and cost of delivery compared to the same period of last year.

Our selling and marketing expenses in the three months ended June 30, 2010 were $0.31 million, compared with $0.22 million in the same period of 2009.

General and administrative expenses were $0.70 million for the three months ended June 30, 2010, compared with $0.73 million for the same period in 2009.

Operating Income

Operating income for the three months ended June 30, 2010 was $0.9 million, representing a considerable increase of 53.45%, compared to $0.58 million in the same period of 2009. The increase is largely driven by the improvement of gross margin from both connection fee revenue and gas sales.

Other Income (Expense)

Other expense was $0.83 million for the three months ended June 30, 2010, compared with $0.05 million in the same period of 2009.

The significant increase was due to the amortization costs of convertible bonds and interest expense of convertible bonds. We closed a convertible debt financing in the last quarter of 2009, which resulted in costs associated with the financing, such as interest discount-warrants, beneficial conversion feature, debt issuance cost, etc. Included in interest expense of $822 thousand, was $121 thousand convertible bonds interest expense and $530 thousand non-cash amortization expense of convertible bonds.

Income tax was $0.20 million for the three months ended June 30, 2010, compared to $0.12 million in the same period of 2009.

Net loss for the three months ended June 30, 2010 was $0.14 million, compared with net income of $0.42 million in the same period of 2009. Largely driven by the improvement of gross margin from both connection fee revenue and gas sales, operating income achieved considerable improvement of 53.45%.  However, that significant improvement of operating income was negated by the additions of amortization costs of convertible bonds. Excluding these non-cash non-operational items of amortization expense of convertible bonds in the total of $0.53 million, our adjusted net income in the second quarter of 2010 would have been $0.39 million

The First 6 Month of 2010 Results

Revenue in the first half of year 2010 was $12.87 million, up 4.08% from $12.37 million in the same period of 2009.

Revenue from gas sales in the first half of this year was $8.05 million, slightly down 2.08% from $8.22 million in the same period of 2009, representing 62.5% of total revenues. Gas sales to residential users continue to grow in the first half of this year. However, that increase couldn’t fully offset the decrease of sales to industrial users during this period. Lower sales from industrial users in the first half of this year are due to the following factors: (1) In the first quarter this year, the severe weather conditions in China affected the logistics of gas delivery. Chinese government prioritized the delivery gas to residential users during this period. (2) In the second quarter, there were adjustments of production lines in two of our industrials users, which caused the reduction of gas consumption from these two industrial users.

Connection fees Revenue in the first half of this year was $4.83 million, up 16.28% from $4.15 million in the same period of 2009, representing about 37.5% of total revenues. A total of 13,694 new households were connected in the first half of 2010, 35.56% more than 10,096 new households connected during the same period of 2009.

Gross profit in the first half increased 43.95% to $4.03 million from $2.80 million in the same period of 2009. Gross margin in the first half of 2010 was 31.31%, compared to 22.64% in the same period of 2009, an increase of 38.31%. The decrease of cost of connection helped the improvement of gross margin of connection fee revenue. And the increase of gross margin of gas sales was due to improvement of delivery cost for the six months ended June 30, 2010.

Our sale and marketing expenses in the first half of 2010 were $0.58 million and approximately 4.5% of our net sales, compared with $0.42 million and about 3.4% of net sales in 2009.

General and administrative expenses were $1.61 million for the six months ended June 30, 2010, or approximately 12.47% of our net revenues, compared with $1.25 million, or approximately 10.07% of net revenues for the same period in 2009.  Professional fees in the first half of this year are higher than the same period of 2009, we incurs approximately $100 thousand for engaging Ernst & Yong on SOX compliance and internal control in the first half of 2010.

Operating Income

The operating income for the six months ended June 30, 2010 was $1.84 million, representing an considerable increase of 62.66%, compared to the operating income of $1.13 million in 2009.  This is driven not only by the increase of connection fees revenue, but also by the improvement of gross margin from both connection fee revenue and gas sales.

Other Expense was $1.75 million for the six months ended June 30, 2010, compared with Other Expense of $0.09 million for the same period of 2009.  The significant increase was due to the amortization costs of convertible bonds and interest expense of convertible bonds. We closed a convertible debt financing in the last quarter of 2009, which resulted in costs associated with the financing, such as interest discount-warrants, beneficial conversion feature, debt issuance cost, etc. Included in interest expense of $1.75 million for the six months ended June 30, 2010, was $0.24 million convertible bonds interest expense and $1.21 million non-cash flow amortization expense of convertible bonds.

Income tax was $0.44 million for the six months ended June 30, 2010, compared to $0.27 million in 2009.

Net loss in the six months ended June 30, 2010 was -$0.35 million, compared with net income of $0.77 million in the same period in 2009. Driven by the increase of connection fees, which have a higher gross margin, and improvement of gross margin from both connection fee revenue and gas sales, operating income achieved significant improvement of 62.66%. However, that significant improvement of operating income was negated by the additions of amortization costs of convertible bonds. Excluding these non-cash and non-operational items of amortization expense of convertible bonds in the total of $1.21 million, our adjusted net income in the six months ended June 30, 2010 would have been $0.86 million.

Balance Sheet and Cash Flow
Cash and cash equivalents were 6.36 million as of June 30, 2010, a decrease of $3.46 million as compared to $9.82 million of cash and cash equivalents as of Dec. 31, 2009. Stockholder' equity as of June 30, 2010 was $63.19 million.

Cash used in operating activities for the six months ended June 30, 2010 was $1.67 million, a decrease of $4.48 million from $2.81 million sourced during the same period of 2009. Such decrease was mainly due to the decrease of net income, adjusted for non-cash expense items and changes in working capital.

Cash used in investing activities for the six months ended June 30, 2010 was $4.31 million, an increase of $0.37 million from $3.94 million during the same period of 2009. Such increase was mainly due to the increase of property, plant & equipment, and construction in progress.

 Cash sourced in financing activities for the six months ended June 30, 2010 was $2.24 million.  We borrowed $2.24 million from local bank in the first quarter of 2010.

The company had $2.94 million in short-term bank loans as of June 30, 2010, $8.81 million in long-term bank loans.

Outlook

Going forward, Sino Gas will continue to focus on the existing projects, increase the penetration rate, improve our gas distribution networks, and enhance operating efficiency and cost structure.

We will continue experience the growth through the leveraging of our 1040 km infrastructure pipelines and gas distribution networks.  We see the continued strong demand for natural gas in China and the Government’s strong support of urbanization and clean energy promotion.

We continue to implement new IR initiatives to ensure that the Sino Gas story is conveyed to the investor community. Over a month ago, we engaged RedChip Companies to Assist with Public and Investor Relations efforts, by working closely with both the Company and its existing IR firm, Strategic Growth International Inc.  We are also planning to attend Rodman & Renshaw annual global investment conference taking place in September, 2010. Hopefully I will see some of you there.

We thank you for your continuing support and look forward to the opportunities for Sino Gas in the coming year.

Thank you.

With that, I will now open the call to your questions. Operator, please?

(Q&A session)

Ms. Chai:

On behalf of the entire Sino Gas management team, we want to thank you for your interest and participation on this call.  If you have any interest in visiting Sino Gas, please let us know.  Please visit the Company website at www.sino-gas.com. Again, thanks for joining us on this call.  This concludes Sino Gas’s second quarter and first half of 2010 Earnings Conference Call.